Exhibit 99.1

PRESS RELEASE

Autoliv Appoints New Vice President HR

(Stockholm, January 26, 2010) — Autoliv Inc. (NYSE: ALV), the worldwide leader in automotive safety, has appointed Mats Adamson Vice President Human Resources to succeed Hans-Göran Patring who has decided to exercise his option to retire after reaching 60 in October 2009.

Currently, Mats Adamson is Senior Vice President Group Human Resources at Swedish Match, a producer of smoke-free tobacco products, cigars and light products listed on the Stockholm stock exchange. He has held this position since 2007.

Mats Adamson joined Swedish Match in 1994 to become Human Resource Manager for its Estonian subsidiary. In 1997, he was promoted Human Resource Director for the Swedish Match North European Sales Region and in 1999 to Vice President for the Swedish Match North Europe Division.

Prior to joining Swedish Match, he held various human resource positions between 1990 and 1994 at Nordbanken, the origin of Nordea, the largest bank in the Nordic region. When Mats Adamson started at Nordbanken he came from a successful military career, becoming a major in the Swedish Coast Artillery at the age of 28 years.

Mr. Adamson was born in 1959.

Mats Adamson will assume his new position in the second quarter of this year.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc., Tel +46-8-587 20 600

Mats Adamson, Tel +46-8-658 03 14

Hans-Göran Patring, Tel +46-8-578 20 605

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 36,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.